Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of the 17th day of October 2007, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and JAMES S. OSTERMAN (“Executive”).

W I T N E S S E T H:

WHEREAS, the terms and conditions of Executive’s employment by the Company are currently provided for in an Amended and Restated Employment Agreement, which generally became effective as of January 1, 2006 (such Agreement is hereinafter referred to as the “Prior Employment Agreement”); and

WHEREAS, the parties now desire to amend the Prior Employment Agreement in a number of respects and to restate such agreement as hereinafter provided, effective January 1, 2008, to reflect Executive’s new employment arrangements with the Company; and

WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.             Purpose and Effective Date.

(a)           The purpose of this Amended and Restated Employment Agreement is to amend the Prior Employment Agreement, to recognize Executive’s significant contributions to the overall financial performance and success of the

Company, and to provide a single, integrated document which shall provide the basis for Executive’s continued employment by the Company.

(b)           This Agreement shall be effective on January 1, 2008 (“Effective Date”), at which time the Prior Employment Agreement shall cease to be in effect. This Agreement shall terminate as hereinafter provided. Prior to the Effective Date, the terms and conditions of the Prior Employment Agreement shall govern Executive’s employment with the Company.

2.             Employment and Term; Consulting Agreement.

(a)           Subject to the terms and conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment as Chairman of the Board and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such positions as may be from time to time assigned to Executive by the Board of Directors. Executive shall continue to serve as a Director of the Company and the Company agrees to continue to nominate Executive for election as Chairman of the Board and as a Director during the Term of this Agreement. Executive agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties and responsibilities for the Company. With the consent of the Board of Directors, Executive may serve as a director on the boards of directors or trustees of additional companies and organizations.

(b)           Unless earlier terminated as provided herein, Executive’s employment under this Amended and Restated Employment Agreement shall commence on the Effective Date and shall end on January 3, 2010 (the “Term”), unless the Term is extended in accordance with subsection (c) below (in which case such extended period shall constitute the Term).

(c)           Not less than ninety (90) days prior to January 3, 2010 (and any 12-month extension of the Term), the Company may offer to extend the Term for an additional 12-month period on such terms and conditions as may be specified in the offer (which may be on the same terms and conditions as provided herein). If Executive desires to accept such offer, he shall notify the Company in writing within thirty (30) days of receipt of the offer and the Agreement shall be extended on the terms and conditions agreed upon. If Executive’s employment is terminated by the Company or Executive terminates his employment prior to January 3, 2010, his rights will be determined in accordance with Section 5 of this Agreement, as modified by subsection 2(e) below.

(d)           If Executive remains actively employed by the Company until the end of the Term (whether such date is January 3, 2010, or a later date at the end of any agreed upon extension pursuant to Section 2(c) of this Agreement), the Company shall provide Executive with a consulting agreement (“Consulting Agreement”) with the following terms:

(i)            The Consulting Agreement shall be for a period commencing January 4, 2010 and ending December 31, 2011 (or beginning on his later termination date resulting from any mutually agreed upon extension(s) of the initial Term pursuant to Section 2(c) of this Agreement and ending two (2) years later). The period of the Consulting Agreement may only be terminated earlier by the Company in the event of Executive’s death, Disability, termination for

Cause (as defined in Section 6.2 below) or Executive’s voluntary termination of service during the two-year period of the Consulting Agreement.

(ii)         Executive’s title during the period of the Consulting Agreement will be mutually agreed upon between Executive and the Company. Because of his extensive experience and personal relationships with major customers and his personal relationships with persons in China, his duties will be to maintain and assist in managing relationships with major customers, to attend, and participate as a Company representative at, trade shows, and to consult and advise on products, services and manufacturing facilities, including, without limitation, the responsibility to arrange and organize customer outings (hunting, fishing, golf, etc.), making business trips to visit the Company’s largest customers and the Company’s international operations, and providing the Board and senior Company executives with consultation and advice on business matters affecting the Company. Executive will be an independent contractor with respect to the Company and not an employee.

(iii)        Executive will be paid an annual retainer of $200,000 for his consulting services, for which amount he will be available to perform services up to ten (10) days per month. The Board of Directors and Executive will agree on the days Executive will be performing services under the Consulting Agreement. The Company may request Executive to perform services for additional days per month at the rate of $1,600 per day.

Executive will be paid his consulting fees monthly. Executive will also be reimbursed for the reasonable out-of-pocket expenses (including business travel and entertainment) which he incurs in performing his consulting services. Executive will be entitled to a bonus of $50,000 per year for each Company fiscal year which ends coincident with, or prior to, the termination of the Consulting Agreement, if the Company meets its financial targets for such fiscal year (such determination will be made by the Board of Directors).

(iv)        Executive will be provided during the period of the Consulting Agreement with health and life insurance coverages (including executive medical) under the Company’s existing benefit programs, but if such coverages cannot be continued under the existing benefit programs or if the healthcare coverage cannot be provided in a manner such that benefit payments will continue to be tax-free to Executive and his dependents, the Company will arrange for other, comparable coverages at its expense. Executive will continue to be responsible for paying the costs of any dependent coverage in the same manner as if he were an active employee.

(v)         To assist in performing the consulting services, Executive will be provided during the period of the Consulting Period, at the Company’s expense, with an equipped office and his current secretary/administrative assistant (or a substitute acceptable to Executive). The secretary/administrative assistant shall receive a level of compensation and benefits comparable to that being received by such assistant at the end of the Term. Executive’s office will be at a location acceptable to Executive, but will not be in the Portland headquarters building. Executive will also be provided with an automobile (and related costs) under terms similar to those the Company uses for senior executives, with reimbursement for membership dues and assessments at a country club, and payment for a financial/tax consultant for personal financial and tax planning. At the end of the period of the Consulting Agreement, Executive will be given the automobile he is then using (which will be a Cadillac Escalade or equivalent vehicle) without additional payment.

(vi)          During the period of the Consulting Agreement, it is the intention of the Company that Executive shall continue to serve as a member of the Board of Directors, subject to his nomination and election to such position.

(e)           In accordance with the provisions of the Prior Employment Agreement, upon any termination of Executive’s employment, for any reason, whether before, on or after the end of the Term, he shall be entitled to the contractual rights and benefits provided below (except to the extent Executive acquires greater rights upon any such termination of employment) and to the extent necessary or desirable to reflect the agreements set forth herein, the Company will amend the agreements affecting such contractual rights or benefits:

(i)            Executive’s termination will be treated as qualifying as “Retirement” for purposes of the Stock Option Agreements listed below (and any future Option grants) and, as a result, Executive shall have the right to exercise such Options until the end of the term of the Option (except for such earlier date as may be provided in the event of death). The following outstanding Stock Option Agreements are covered by this subsection (e)(i):

(A)          The Nonqualified Stock Option Agreement (Time Option), dated August 19, 1999, for 60,000 shares and the Nonqualified

Stock Option Agreement (Performance Option), dated August 19, 1999, for 60,000 shares.

(B)           The Nonqualified Stock Option Agreements, dated June 29, 2001, February 14, 2002, March 15, 2002, February 2, 2004, December 21, 2004 and December 21, 2004, for 150,000 shares, 39,400 shares, 150,000 shares, 50,000 shares, 27,500 shares and 22,500 shares, respectively.

(ii)           Executive’s termination will be treated as qualifying as “Retirement” for purposes of Article IV of the Employee Stockholder Agreement, dated as of August 19, 1999, and the other provisions of such agreement.

(f)            The Company shall provide a salary continuation death benefit (“Salary Continuation Death Benefit”) to Executive’s beneficiaries in an amount equal to two (2) times Executive’s Base Salary (as such Base Salary is in effect on his date of death or, if he terminates employment prior to his date of death, was in effect on his date of termination of employment) in accordance with the provisions of the Omark Salary Continuation Plan (Executive’s termination of employment for purposes of this Section 2(f) shall occur when he ceases to be an employee, not when he ceases to perform services as a consultant under the Consulting Agreement). The Salary Continuation Death Benefit payable pursuant to this Section 2(f) shall be payable upon Executive’s death after termination of employment regardless of the reason for his termination of employment. In the event of a Change in Control of the Company during the Term of this Agreement or prior to the end of the period of the Consulting Agreement, the Company shall fund or otherwise secure the Salary Continuation Death

Benefit in a manner acceptable to Executive within thirty (30) days of the date of the Change in Control.

3.             Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (e) below:

(a)           An annual base salary (“Base Salary”) of Seven Hundred Fifty Thousand Dollars ($750,000.00), prorated for any partial year of employment. Executive’s Base Salary shall be reviewed for increase each year so as to maintain Executive’s Base Salary at a competitive level with the base salaries of chief executive officers of companies of comparable size and similar industries at such time as the Company reviews salaries for its executive officers generally. Executive’s salary shall be payable in substantially equal installments on a bi-monthly basis, or in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.

(b)           Executive shall be eligible to participate in the Executive Management Annual Incentive Plan (“Incentive Plan”) and such other annual incentive plans as may be established by the Company from time to time for its executive officers. The Board or a committee of the Board will establish performance goals each year under the Incentive Plan, and Executive’s annual Target Bonus shall be 65% of Base Salary; the maximum award for exceeding the performance goals (which will be determined in accordance with the current plan design) shall be 130% of Base Salary, provided, that the Board or a committee of the Board may decide to increase such percentage; provided, further, that, for the Company’s fiscal years ending December 31,

2008 and 2009, Executive’s annual bonus shall be a minimum of $750,000 for each year. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other senior executives after certification by the Compensation Committee of the Board, that the applicable performance objectives have been met, unless Executive elects to defer all or a portion of such amount pursuant to any deferral plan established by the Company for such purpose.

(c)           Except as otherwise provided herein, Executive shall be entitled to participate in, or receive benefits under, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made generally available by the Company to its executive officers, including plans providing retirement, 401(k) benefits, deferred compensation, health care (including executive medical), life insurance, disability and similar benefits. Executive shall not be eligible to participate in (i) the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (“SERP”), and (ii) the Executive Supplemental Retirement Plan of Blount International, Inc. (“Executive SERP”).

The Company’s retiree healthcare coverage for Executive and his dependents shall commence at the date Executive terminates employment, provided that if Executive is entitled to benefits pursuant to Section 5.1 or Section 5.2, the retiree healthcare coverage shall commence at the end of the Severance Period; provided, further, that if Executive is receiving healthcare benefits pursuant to Section 2(d)(iv) under the Consulting Agreement, the retiree healthcare coverage shall commence at the end of the period of the Consulting Agreement. The level of coverage and costs under such plan for Executive and his dependents will be the same coverage and costs provided under the Company’s retiree healthcare program for executives on the date Executive terminates employment (not at the end of the period of the Consulting Agreement) and the level of coverage and costs to Executive for such coverage shall not be changed in the future (regardless of any changes in such coverages or costs that may be made that affect other executives). In the event of a Change in Control of the Company after the Executive has terminated employment (including a Change in Control occurring during the period of the Consulting Agreement) and is eligible for coverage under the retiree healthcare program, the Company shall pay Executive on the date of such Change in Control a lump sum payment equal to the present value of the Company’s costs of continuing such retiree healthcare coverage for a period equal to the remaining life expectancy of Executive and his spouse, such costs being calculated in accordance with Financial Accounting Standard 106 (“FAS 106”), using the same actuarial and other assumptions used by the Company for financial reporting purposes with respect to FAS 106 for the fiscal year ending immediately prior to the date of the Change in Control.

(d)           The Company will reimburse Executive for membership dues and assessments at recreational and social clubs, consistent with the policies under the Prior Employment Agreement. Executive will be provided an automobile in accordance with the Company’s automobile policy for Executives, and the Company will pay all insurance, maintenance, fuel, oil and related operational expenses for such automobile. Executive will receive six weeks vacation during each year of the Term. Executive will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning. Executive will be promptly reimbursed by the Company for all reasonable business expenses he incurs in carrying out his duties and responsibilities under this Agreement.

4.             Confidentiality and Noncompetition.

(a)           Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company’s substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company’s legitimate business interests and good will.

(b)           Executive agrees that he shall protect the Company’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information at any time, including following the termination of his employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive’s obligations under this Section 4(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

(c)           Upon the termination or expiration of his employment hereunder, or, if later, at the end of the period of the Consulting Agreement, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive’s obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.

(d)           Upon the termination or expiration of his employment under this Agreement, or, if later, at the end of the period of the Consulting Agreement, Executive agrees that for a period of one (1) year from his date of  termination or until the end of the period for which he is entitled to receive compensation under Section 5.1(a) below, whichever is longer, he shall not (i) enter into or engage in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the area of North America, either as an individual, partner or joint venturer, or as an employee, agent or salesman, or as an officer, director, or shareholder of a corporation, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company, or (iii) solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted directly or indirectly while employed with the Company.

(e)           Executive acknowledges that if he breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Section 4(e).

5.             Termination.

5.1           By Executive. Executive shall have the right to terminate his employment hereunder at any time by Notice of Termination (as described in Section 7). If Executive terminates his employment because (i) the Company has materially breached this Agreement, and such breach has not been cured within thirty (30) days after written notice of such breach is given by Executive to the Company; or (ii) Executive has determined that his termination is for Good Reason (as defined in Section 6.7), Executive shall be entitled to receive the compensation and benefits set forth in subsections (a) through (g) below. If Executive terminates his employment other than pursuant to clauses (i) or (ii) of this Section 5.1, the Company’s obligations under this Agreement shall cease as of the date of such termination. Unless specified otherwise, the time periods in (a) through (g) below shall be twenty-four (24) months commencing on the date of Executive’s termination (“Severance Period”). The

Company agrees that if Executive terminates employment and is entitled to compensation and benefits under this Section 5.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder.

(a)           Base Salary - Executive will be entitled to receive his Base Salary as then in effect (subject to withholding of all applicable taxes) for the Severance Period provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by treating the salary payments as if they were paid in the same manner as the payments were being made at the date of Executive’s termination and discounting them to their Present Value (as defined in Section 6.9) on the date Executive’s employment under this Agreement is terminated.

(b)           Bonuses and Incentives - Executive shall receive bonus payments from the Company for each month of the Severance Period in an amount for each such month equal to one-twelfth of the average of the bonuses paid to him for the two fiscal years in which bonuses were paid immediately preceding the year in which such termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall be payable on the date such amounts are payable to other executives and Executive’s termination shall not affect the payment of such bonus. Executive shall also receive a prorated bonus for any uncompleted fiscal year at the date of termination (assuming a bonus at the Target Award level has been achieved or, if greater, the minimum annual bonus amount specified in Section 3(b) is payable), based upon the number of days that he was employed during such fiscal year. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided, that the amount of such lump sum payment representing the monthly bonus payments shall be determined by taking the monthly bonus payments to which he would be entitled and discounting them to their Present Value on the date Executive’s employment under this Agreement is terminated.

(c)           Health and Life Insurance Coverage - The health (including executive medical) and group term life insurance benefits coverage provided to Executive at his date of termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of the life insurance coverage referred to in this subsection (c), or the laws applicable to such life insurance coverage, do not permit continued participation by Executive, then the Company will arrange for other life insurance coverage at its expense providing substantially similar benefits (even if the costs of such coverage are higher than if Executive had remained in the Company plan).

If the terms of the healthcare benefits program referred to in this subsection (c) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (c) cannot be provided in a manner such that the benefit payments will continue to be tax-free to Executive and his dependents, then the Company shall (i) pay to Executive within five (5) days after Executive’s date of termination a lump sum amount equal to the monthly rate for COBRA coverage at Executive’s termination date that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the Severance Period (plus a tax gross-up on the lump sum amount determined under this subsection (c)), and (ii) permit Executive and his dependents to elect to participate in the healthcare plan for the length of the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period.

(d)        Employee Retirement Plans - Executive will be treated as if he continued to participate, consistent with past practices, in all employee retirement and deferred compensation plans maintained by the Company in which Executive is eligible to participate as of his date of termination, including, to the extent such plans are still maintained by the Company, the Blount Retirement Plan (this plan has been frozen as of December 31, 2006), the Blount 401(k) Plan, and the Blount Excess 401(k) Plan (but not the SERP and the Executive SERP). Executive’s participation in such retirement and deferred compensation plans shall be treated as continuing for the Severance Period and the compensation payable to Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan as if it were paid on a monthly basis. For purposes of the Blount 401(k) Plan and the Blount Excess 401(k) Plan, he will receive Company Matching and Savings Plus Contributions to the plan for the Severance Period at a level equal to the Company’s customary contributions to participants accounts under the plans, assuming Executive had participated in such plans at the maximum permissible contributions level. The Company shall pay to Executive or, if applicable, his beneficiary a supplemental benefit determined, as provided in this subsection (d) equal to the Present Value on the date of termination of employment under this Agreement (calculated as provided in the plan) of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the Severance Period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan. The Company shall pay the Present Value of such additional benefits (if any) in a lump sum within 30 days of his termination of employment.

(e)        Effect of Lump Sum Payment. The lump sum payment under (a) or (b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in this section. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over the Severance Period.

(f)         Stock Options. As of his date of termination, all of the Time Options and the Performance Options, and any other outstanding stock options granted to Executive by the Company, shall become vested and remain exercisable as provided in Section 2(e) above and, to the extent greater rights are provided therein, in the Stock Option Agreements for such stock options.

(g)        Office Space; Secretarial. Executive will be provided appropriate office space, his then current administrative assistant (such assistant shall be paid or provided similar compensation and benefits to that being provided at the time Executive terminates employment), and reasonable expenses related thereto for the Severance Period. Executive’s office will be at a location acceptable to Executive, but will not be in the Portland headquarters building. Executive will also be provided for the Severance Period with an automobile (and related costs) under terms similar to those the Company uses for senior executives, and with reimbursement for membership dues and assessments at a country club. At the end of the Severance Period, Executive will be given the automobile he is then using (which will be a Cadillac Escalade or equivalent vehicle) without additional payment. The benefits provided pursuant to this subsection (g) shall be provided in a manner consistent w/ the requirements of Section 409A of the Code.

(h)        Section 409A Compliance. The Company shall have the authority to delay the commencement of all or a part of the payments to Executive under this Section 5.1 if Executive is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

5.2        By Company. The Company shall have the right to terminate Executive’s employment under this Agreement at any time during the Term by Notice of Termination (as described in Section 7). If the Company terminates Executive’s employment under this Agreement (i) for Cause, as defined in Section 6.2, (ii) if Executive becomes Disabled, or (iii) upon Executive’s death, the Company’s obligations under this Agreement shall cease as of the date of termination; provided, however, that Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company. If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through (iii) of this Section 5.2, Executive shall be entitled to receive the compensation and benefits provided in subsections (a) through (g) of Section 5.1 above for the Severance Period, and subject to the provisions (including the nonmitigation provision) and limitations therein.

5.3        Tax Equalization Payment.

(a)        Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or similar right (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive or have paid on his behalf an additional payment or payments (a “Gross-Up Payment”) from the Company. The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) the Executive of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excise Tax imposed upon the Payments. For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment (including additional Excise Taxes).

(b)        An initial determination as to whether a Gross-Up Payment is required pursuant to this subsection (b) and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to Executive which is then one of the four largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive as promptly as practicable after such calculation is requested by the Company or by the Executive, and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with a substantial authority opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within fifteen (15) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) and Executive and the Company shall in good faith discuss a resolution of the Dispute. The Gross-Up Payment, if any, as determined pursuant to this Section 5.3(b) shall be paid by the Company to the Executive for his benefit within fifteen (15) days of the receipt of the Accounting Firm’s Determination. The existence of the Dispute (and any discussions to resolve the Dispute) shall not in any way affect the right of the Executive to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive, subject to the other provisions of this Section 5.3.

(c)        As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events:  (1) upon written notice to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court imposing the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (3) by reason of a determination by the Company

(which shall include the position taken by the Company, or its consolidated group, on its federal income tax return) that a Payment or Payments were subject to the Excise Tax with respect to which the Company has failed to make a sufficient Gross-Up Payment, or (4) upon the resolution to the mutual satisfaction of Executive and the Company of the Dispute. If any Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive within fifteen (15) days of the date the Underpayment is deemed to have occurred under (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment.

An Excess Payment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion of a Payment) with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment (Executive shall promptly notify the Company of such an event) and either of the following has occurred:  (i) a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) the statute of limitations with respect to the Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, unless such treatment is prohibited by applicable law, in which event the parties agree to negotiate in good faith an alternative treatment, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

Executive shall promptly notify the Company in writing of any written communication with any governmental taxing authority relating to the Excise Tax. The Company shall be entitled, at its sole cost and expense, to contest the imposition of the Excise Tax on Executive’s behalf (including filing a claim for refund of the Excise Tax) and Executive shall cooperate with the Company in good faith in connection with any such contest or proceeding. The Company’s election to contest the Excise Tax shall not affect its obligation to pay to Executive or on his behalf an additional Gross-Up Payment with respect to an Underpayment pursuant to this subsection (c). Any refund of taxes or other reduction in Executive’s tax liability arising from any such contest by the Company shall be treated as an Excess Payment under this subsection (c).

(d)        Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of any Excise Tax that the Company has actually withheld from the Payment or Payments; provided that the Company’s payment of withheld Excise Tax shall not change the Company’s obligation to pay the Gross-Up Payment required under this Section 5.3.

(e)        The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the Determination contemplated by subsection (b) hereof.

(f)         The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by subsection (b) shall be paid by the Company.

6.           Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:

6.1        “Board” or “Board of Directors”. The Board of Directors of the Company.

6.2        “Cause” . The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a)        If the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b)        If the termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Board to be in violation of law or of policies of the Company and which result in demonstrably material injury to the Company;

(c)        If the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or

(d)        Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties.

With respect to clauses (b), (c) or (d) above of this Section, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (b), (c) or (d)  and specifying the particulars thereof in detail. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

6.3        “Change in Control”. Either

(a)        the acquisition, directly or indirectly, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), of securities of the Company representing an aggregate of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (excluding the acquisition by persons who own such amount of securities on the date hereof, or acquisitions by persons who acquire such amount through inheritance), or

(b)        during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(c)        consummation of (i) a merger, consolidation or other business combination of the Company with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company, or such surviving entity or parent or affiliate thereof, outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company’s assets;

(d)        a sale of more than 50% of the assets of the Company.

6.4        “Code” . The Internal Revenue Code of 1986, as it may be amended from time to time.

6.5        “Confidential Information” . All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

6.6        “Disability” or “Disabled”. Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

6.7        “Good Reason”. A “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence during the Term (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act or failure to act is given by Executive to the Company:

(i)      the assignment to Executive of any duties inconsistent with Executive’s status as Chairman of the Board and Chief Executive Officer of the Company, or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those on the date hereof; provided, however, that it shall not constitute a Good Reason for termination by Executive nor a breach of this Agreement for the Company to promote or hire a replacement for Executive during the Term for purposes of providing a transition of all or part of Executive’s duties and responsibilities so long as the Company continues to provide Executive with the compensation and benefits set forth in Section 3;

(ii)     a reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)    the relocation of Executive without his consent to a location more than fifty (50) miles from his principal office on the date hereof or requiring Executive to be based anywhere other than the Executive’s principal office on the date hereof, except for reasonably required travel on the Company’s business;

(iv)    the failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s current compensation (including Base Salary and bonus), or to pay to the Executive any other compensation within seven (7) days of the date such compensation is due;

(v)     the failure by the Company to continue in effect any compensation plan in which Executive participates on the date hereof, which is material to Executive’s total compensation, including but not limited to the Company’s Executive Management Annual Incentive Plan, or any long-term incentive plan, or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable in terms of the amount of benefits provided;

(vi)    the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive on the date hereof under any of the Company’s retirement, life insurance, medical (including Exec-U-Care), health and accident or disability plans, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which the Executive is entitled under this Agreement, provided that Executive acknowledges that the Blount Retirement

Plan has been frozen as of December 31, 2006 and that such action shall not constitute Good Reason hereunder; or

(vii)   except with respect to the promotion or hiring of a replacement to perform Executive’s duties and responsibilities and the selection of such replacement, and other actions or instructions related to the transition of Executive’s duties and responsibilities, the issuance to the Executive by the Board of Directors of any order or instruction regarding the operation of the Outdoor Products Group which (A) the Executive, in his good faith opinion, considers to be reasonably likely to have a material adverse effect on the business and long-term prospects of such Group and (B) is not modified to the Executive’s reasonable satisfaction within 30 days after written notice to the Board from the Executive setting forth his objection to such order or instruction; or

(viii)  any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1 (for purposes of this Agreement, no such purported termination shall be effective).

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

6.8        “Person” . Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

6.9        “Present Value”. The term “Present Value” on any particular date shall have the same meaning as provided in Section 280G(d)(4) of the Code.

7.           Termination Procedures.

7.1         Notice of Termination. During the Term of this Agreement, any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include the information set forth in Section 6.2.

7.2         Date of Termination. “Date of Termination,” with respect to any purported termination of Executive’s employment during the Term of this Agreement, shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that the “Date of Termination” for purposes of this Agreement shall not be the last day of the Company’s fiscal year and, in the event the last day of the fiscal year is designated as the “Date of Termination”, the “Date of Termination” for purposes hereof shall automatically be the first day of the next following fiscal year.

8.           Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

9.           Successors; Binding Agreement.

9.1         In addition to any obligations imposed by law upon any successor to, or transferor of, the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company or the stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, including the obligation to provide a Consulting Agreement in accordance with Section 2(d). Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the

Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2         This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company’s successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

10.         Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

11.         Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company	Blount International, Inc.
4909 SE International Way
Portland, OR 97222

ATTN: General Counsel

To the Executive:	James S. Osterman
22329 Clear Creek Road
Estacada, Oregon 97023

With a copy to: Kilpatrick Stockton LLP
ATTN: William J. Vesely, Jr.
Suite 2800
1100 Peachtree Street
Atlanta, GA 30309-4530

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

12.         Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

13.         Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

14.         Indemnification. During the term of this Agreement and during the period of the Consulting Agreement and after Executive’s termination (or, if later, the end of the period of the Consulting Agreement) for a period of three (3) years, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and for a period of three (3) years, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors.

15.         Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

16.         Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

17.         Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive, within thirty (30) days after Executive presents such legal fees and related expenses for payment to the Company, as a result of (i) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, or (iii) the Executive’s hearing before the Board as contemplated in Section 6.2 of this Agreement. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of the day and year first above written.

EXECUTIVE:

/s James S. Osterman
JAMES S. OSTERMAN

COMPANY:

BLOUNT INTERNATIONAL, INC.

By:	/s Eliot M. Fried
Lead Director